UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2019

LONG BLOCKCHAIN CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37808	47-2624098
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12-1 Dubon Court, Farmingdale, NY 11735

(Address of Principal Executive Offices) (Zip Code)

(855) 542-2832

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 2.03 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 27, 2019, Long Island Brand Beverages LLC (“LIBB”), a wholly owned subsidiary of Long Blockchain Corp. (the “Company”), obtained an advance of CA$200,000 (or approximately $150,000) from ECC Ventures 2 Corp. (“ECC2”) and an advance of CA$250,000 (or approximately $187,500) from Long Island Beverages Corp. (“LIBC,” and together with ECC2, the “Lenders”). ECC2 previously had advanced CA$50,000 (or approximately $37,5000) to LIBB (together with the other advances, the “Loans”).

The Loans by ECC2 were made pursuant to a loan agreement (the “Loan Agreement”) by and among LIBB, the Company and ECC Ventures 2 Corp. (“ECC2”) and a general security agreement (the “Security Agreement”), by and between LIBB and ECC2, each dated as of January 31, 2019. The Loan by LIBC was made on terms substantially similar to those contained in the Loan Agreement and Security Agreement. As previously disclosed, the Company, ECC2 and LIBC are party to that certain letter of intent (the “LOI”), dated January 16, 2019, relating to the sale of LIBB to ECC2 for a combination of cash and shares of ECC2 (the “Transaction”).

The Loans incur interest at a rate of 10% per annum and mature on July 31, 2019. Accrued and unpaid interest is payable in cash on July 1, 2019 and on the first day of each calendar month thereafter. The guaranty terminates upon consummation of a sale of all or substantially all of the equity or assets of LIBB to the Lender or its affiliates. The Loans are secured by all of the assets of LIBB and are guaranteed by the Company.

The Loan Agreement contains customary representations and warranties and affirmative and negative covenants of LIBB, including without limitation covenants that restrict LIBB from making investments, incurring liens and permitting a change of control to occur, subject to certain exceptions.

The Loan Agreement provides that the termination of the LOI or any definitive agreements executed with respect to the Transactions (the “Definitive Agreement”), the breach of the LOI or Definitive Agreements by the Company or LIBB, and certain other customary events constitute events of default. Upon the occurrence of an event of default, at the option of the Lender, all principal and interest under the Lender’s Loan will become immediately due and payable. Notwithstanding the foregoing, if the event of default relates to the termination of the LOI or Definitive Agreements by the Lender without the consent of LIBB, or the termination of such agreements by another party based on a breach by the Lender, LIBB will have 30 days after demand to repay the Lender’s Loan.

The Company used $235,000 of the Loans to satisfy in full its obligations under that certain agreement for the purchase and sale of future receipts (the “Radium Agreement”), dated November 27, 2017, with Radium2 Capital Inc. (“Radium”). Pursuant to the Radium Agreement, Radium was entitled to receive 15% of the proceeds from the Company’s future sales, up to a specified maximum amount. Upon payment of the $235,000, the Radium Agreement was terminated and the Company has no further obligation thereunder.

The foregoing descriptions of the Loan Agreement and the Security Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the full text of such agreements, which are filed as exhibits hereto and which are incorporated herein by reference.

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Item 3.02	Unregistered Sales of Equity Securities.

On April 1, 2019, the Company entered into a settlement agreement with Julian Davidson, the Company’s former Chairman of the Board, pursuant to which the Company and Mr. Davidson finally settled certain claims made by Mr. Davidson for severance. Pursuant to the settlement agreement, among other things, the Company agreed to issue 1,000,000 shares of common stock to Mr. Davidson and granted Mr. Davidson certain registration rights with respect to the shares. The shares are being issued to Mr. Davidson in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Form of Loan Agreement.

10.2	Form of General Security Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2019

LONG BLOCKCHAIN CORP.

By:	/s/ Andy Shape
Name:	Andy Shape
Title:	Chief Executive Officer

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